Exhibit 23(f)1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-205680 (as amended) on Form S-3 of our report dated February 26, 2016, relating to the consolidated financial statements of Southern Power Company and Subsidiary Companies, appearing in this Annual Report on Form 10-K of Southern Power Company for the year ended December 31, 2015.
/s/Deloitte & Touche LLP
Atlanta, Georgia
February 26, 2016